Q1 2017 Earnings Webinar May 2017 Exhibit 99.2

Safe Harbor Language During today’s call we will be making both historical and forward-looking statements in order to help you better understand our business. These forward-looking statements include references to our plans, intentions, expectations, beliefs, strategies and objectives. Any forward-looking statements speak only as of today’s date. In addition, these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including our Annual Report filed on Form 10-K for the year ended December 31, 2016, our quarterly reports on Form 10-Q, as well as our earnings press release issued earlier today. Mattersight Corporation undertakes no obligation to publicly update or revise any forward-looking statements in this call. Also, be advised that this call is being recorded and is copyrighted by Mattersight Corporation. © 2017 Mattersight Corporation.

Discussion Topics Q1 Overview Q1 Highlights Financial Results Deal Commentary Outlook © 2017 Mattersight Corporation.

Q1 Overview

- Slightly slower start to 2017 than planned, primarily due to restructuring of one contract

- Numerous positives at Mega Accounts
  - Large Health Care company
    - Doubled our ACV footprint in Q1 to ~$4M
    - Beginning to pursue opportunities at 10,000+ additional seats
  - Large Cable company
    - Converted initial 600 seat pilot in Q1
    - Standing up 2 additional pilots
  - Large PBM
    - Pursuing numerous significant opportunities
    - 3 year account forecast is $30M+

- Positive drivers
  - ~$14.5M of sold backlog is expected to flow into revenues over next 4 quarters
  - Strong Q2 pipeline
  - Expenses are expected to stay flat over course of year

- Outlook
  - Strong growth in back half of year
  - Significant operating leverage

Mattersight
The Chemistry of Conversation

© 2017 Mattersight Corporation.

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Q1 Highlights Q1 revenue of $11.0M 9% yoy increase Q1 subscription revenue of $10.3M 12% yoy increase Bookings of $3.5M in ACV Adjusted EBITDA loss of $1.9M Completed $14.9M equity raise © 2017 Mattersight Corporation.

Financial Results Subscription revenue $10.3M 12% yoy increase 94% of total revenue Gross margin 69% Continuing upward trend Adjusted EBITDA loss of $1.9M $0.7M improvement over Q1 2016 © 2017 Mattersight Corporation.

Revenue Trends QTR Revenue ($M) © 2017 Mattersight Corporation.

Deal Commentary Significant Q1 Deals Doubled ACV with major healthcare insurance company – added PBR seats and expanded product offering Converted initial 600 PBR seats with large communications company Pipeline Our pipeline continued to grow during the first quarter Extended sales cycle for larger deals delayed several projects expected to close in Q1 Deals are typically noncompetitive Significant interest across our product suite © 2017 Mattersight Corporation.

Business Outlook Positive Drivers ~$14.5M of backlog is expected to flow into revenues over next 4 quarters Strong Q2 pipeline Operating expenses are expected to be flat over course of year Outlook Strong growth in back half of year Significant operating leverage © 2017 Mattersight Corporation.

Q&A

Thank You Kelly Conway 847.582.7200 kelly.conway@mattersight.com David Gustafson 847.582.7016 david.gustafson@mattersight.com Dave Mullen 312.954.7380 dave.mullen@mattersight.com © 2017 Mattersight Corporation.